Exhibit 10(c)

MEMORANDUM OF UNDERSTANDING
Reference is made to the Employment Agreement (the “Employment Agreement”), dated November 24, 2019, between General Electric Company (the “Company”) and Carolina Dybeck Happe (“you”). This Memorandum of Understanding is effective as of March 1, 2020, the date of commencement of your employment with the Company.
Pursuant to this Memorandum of Understanding, you and the Company hereby agree that in applying Section 2(e)(iv) of your Employment Agreement, for each calendar year of your employment through December 31, 2026, you shall be entitled to receive annual tax equalization payments on any increase of up to 10 percent per annum in the value of the non-U.S. pension from your previous employer(s) that you held as of the date of the Employment Agreement, to the extent subject to taxation in the United States in the applicable year. You shall not be eligible for tax assistance on pension increases in excess of that amount. Any such payments shall be in addition to any tax equalization payments unrelated to your pension that you may be entitled to receive pursuant to Section 2(e)(iv) of the Employment Agreement.
This Memorandum of Understanding shall be governed by, and constitute a part of, the Employment Agreement in all respects. For the avoidance of doubt, payments arising under this Memorandum of Understanding shall be paid in a manner consistent with Section 10 of the Employment Agreement.

GENERAL ELECTRIC COMPANY

/s/ Kevin Cox________________
Kevin Cox
Senior Vice President,
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Carolina Dybeck Happe____
Carolina Dybeck Happe